EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST REPORTS 2012 THIRD QUARTER FINANCIAL RESULTS

MOUNT LAUREL, NJ, October 31, 2012 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of temperature management products and semiconductor automatic test equipment (ATE) interface solutions, today announced financial results for the third quarter ended September 30, 2012.

2012 Third Quarter Financial and Business Highlights

  Third quarter 2012 bookings were $8.7 million, as compared with second quarter 2012 bookings of $11.8 million, and third quarter 2011 bookings of $10.5 million; 17% of third quarter 2012 bookings derived from non-semiconductor test.
  Third quarter net revenues were $10.8 million, as compared with second quarter 2012 net revenues of $13.6 million, and third quarter 2011 net revenues of $11.7 million; 10% of third quarter 2012 net revenues derived from non-semiconductor test.
  Third quarter gross margin was $4.8 million, or 44%, as compared with second quarter 2012 gross margin of $6.2 million, or 46%, and third quarter 2011 gross margin of $6.1 million, or 53%.
  Third quarter net income was $664,000, or $0.06 per diluted share. This compares with second quarter net income of $1.3 million, or $0.13 per diluted share, and third quarter 2011 net earnings of $5.2 million, or $0.50 per diluted share. Third quarter 2011 net earnings included a $2.9 million reversal of valuation allowance against the Company's deferred tax assets. The impact of the reversal of the valuation allowance was an increase in our diluted earnings per share of $0.28.
  Third quarter 2012 cash and cash equivalents of $14.7 million increased by $3.0 million as compared with the second quarter of 2012.

Robert E. Matthiessen, inTEST Corporation's President and Chief Executive Officer, said, "As we noted in our second quarter 2012 press release, uncertainty in the global economic environment warranted conservatism with respect to our expectations for the third quarter. Accordingly, we maintained fiscal discipline and cost controls. Industry conditions became increasingly challenging throughout the third quarter, as a number of capital equipment suppliers and semiconductor companies delayed certain capital expenditures. Against this backdrop, inTEST delivered third quarter financial results that exceeded our guidance for both revenue and earnings per share, and remained profitable. 17% of our third quarter 2012 bookings were derived from non-semiconductor test, which is a solid improvement over 10% in the second quarter of 2012 and the highest percentage recorded this year. In addition, we have a strong balance sheet, with $21.0 million in working capital and no debt. Cash and cash equivalents of nearly $15 million exceeds the balance we had at the end of 2011, which preceded the close of the Thermonics acquisition. On a year to date basis, revenue was $35.1 million and net income was $2.0 million, or $0.19 per diluted share."

Mr. Matthiessen commented on the Company's ongoing diversification strategy of its Thermal Products segment into non-semiconductor growth markets. "Our long-term objective is to grow and evolve inTEST Corporation into a broad-based industrial test company as we continue to execute on our differentiated product strategy. Our plan had called for 2012 to be a year of identifying growth market opportunities, particularly in our Sigma product line. As market conditions softened over the last couple of quarters, however, we have used the time afforded us to turn our focus somewhat more internally, and have strategically repositioned our sales force by integrating our sales channel and consolidating products in our Thermal division. We are committed to leveraging our capabilities and achieving a balance between serving our customers in our traditional semiconductor market and further developing new markets addressed by inTEST Thermal Solutions, and are now better positioned to turn our attention to the identification of next-generation solutions and growth opportunities."

Through the strategic diversification of the Company's Thermal Products segment, inTEST now addresses growth markets in both the semiconductor and non-semiconductor areas, including automotive, consumer electronics, defense/aerospace, telecommunications, and the nuclear market. Mr. Matthiessen concluded, "We continue to manage our business well and are benefitting from the restructuring activities that we undertook in the 2008 - 2009 timeframe, coupled with the recently concluded sales channel integration and Thermal product consolidation. We are confident in our long-term growth prospects. inTEST is a lean operation and is well positioned to capture new opportunities as industry conditions improve."

Fourth Quarter 2012 Financial Outlook:
The continuing challenging industry conditions warrant continued conservatism with respect to our expectations for the fourth quarter. The Company expects that net revenue for the fourth quarter ended December 31, 2012 will be in the range of $8.5 to $9.5 million and that the financial results will range from a net loss of $(0.02) per diluted share to net earnings of $0.04 per diluted share.

The Company's outlook is based on its current views with respect to operating and market conditions and customers' forecasts, which are subject to change.

Investor Conference Call / Webcast Details:
There will be a conference call with investors and analysts this evening at 5:00 pm EDT to discuss the Company's third quarter 2012 results and management's current expectations and views of the industry. The call may also include discussion of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

The dial-in number for the live audio call beginning at 5:00 pm EDT on October 31, 2012 is (480) 629-9808. The Passcode for the conference call is 4570701. Please reference the inTEST 2012 Q3 Financial Results Conference Call. inTEST Corporation will provide a live webcast in conjunction with the conference call. To access the live webcast, please visit inTEST's website www.intest.com under the "Investors" section.

2012 Q3 Replay Details (Webcast)
A replay of the webcast will be available on inTEST's website for one year following the live broadcast. To access the webcast replay, please visit inTEST's website www.intest.com under the "Investors" section.

About inTEST Corporation
inTEST Corporation is an independent designer, manufacturer and marketer of temperature management products and ATE interface solutions, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. The Company's products are also sold into the automotive, consumer electronics, defense/aerospace and telecommunications industries. Specific products include temperature management systems, manipulator and docking hardware products and customized interface solutions. The Company has established strong relationships with its customers globally, which it supports through a network of local offices. For more information visit www.intest.com.

Forward-Looking Statements:
This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements do not convey historical information, but relate to predicted or potential future events that are based upon management's current expectations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. In addition to the factors mentioned in this press release, such risks and uncertainties include, but are not limited to, changes in business conditions and the economy, generally; changes in the demand for semiconductors, generally; changes in the rates of, and timing of, capital expenditures by semiconductor manufacturers; progress of product development programs; increases in raw material and fabrication costs associated with our products; implementation of additional restructuring initiatives and other risk factors set forth from time to time in our SEC filings, including, but not limited to, our periodic reports on Form 10-K and Form 10-Q. The Company undertakes no obligation to update the information in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of anticipated or unanticipated events.
Contacts:	Investors:
inTEST Corporation	Laura Guerrant-Oiye, Principal
Hugh T. Regan, Jr.	Guerrant Associates
Treasurer and Chief Financial Officer	lguerrant@guerrantir.com
Tel: 856-505-8999	Tel: 808-882-1467

- Tables Follow -

SELECTED FINANCIAL DATA
(Unaudited)
(In thousands, except per share data)

Condensed Consolidated Statements of Operations Data:
	Three Months Ended			Nine Months Ended
	9/30/2012	9/30/2011	6/30/2012	9/30/2012	9/30/2011
Net revenues	$10,799	$11,681	$13,576	$35,106	$37,185
Gross margin	4,762	6,133	6,194	15,552	18,024
Operating expenses:
Selling expense	1,322	1,461	1,555	4,283	4,433
Engineering and product development expense	1,006	809	980	2,910	2,444
General and administrative expense	1,445	1,448	1,665	5,101	4,748
Restructuring and other charges	-	-	-	359	-
Other income	23	5	-	36	71
Earnings before income tax expense (benefit)	1,012	2,420	1,994	2,935	6,470
Income tax expense (benefit)	348	(2,762)	660	980	(2,624)
Net earnings	664	5,182	1,334	1,955	9,094

Net earnings per share - basic	$0.06	$0.51	$0.13	$0.19	$0.90
Weighted average shares outstanding - basic	10,302	10,183	10,274	10,261	10,133

Net earnings per share - diluted	$0.06	$0.50	$0.13	$0.19	$0.88
Weighted average shares outstanding - diluted	10,360	10,297	10,360	10,348	10,287

Condensed Consolidated Balance Sheets Data:
	As of:
	9/30/2012	6/30/2012	12/31/2011
Cash and cash equivalents	$14,700	$11,699	$13,957
Trade accounts receivable, net	6,892	9,270	6,189
Inventories	3,843	4,449	3,896
Total current assets	26,246	26,141	24,797
Net property and equipment	1,246	1,230	1,134
Total assets	33,668	33,697	31,237
Accounts payable	1,488	2,117	1,031
Accrued expenses	3,583	3,843	3,960
Total current liabilities	5,287	6,183	5,038
Noncurrent liabilities	-	-	-
Total stockholders' equity	28,381	27,584	26,199

###